As filed with the Securities and Exchange Commission on March 15, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIVX, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0921758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4780 Eastgate Mall

San Diego, California 92121

Tel: (858) 882-0600

(Address of Principal Executive Offices)

2006 Equity Incentive Plan

2006 Employee Stock Purchase Plan

(Full title of the plans)

Kevin Hell

DivX, Inc.

CEO, Director

4780 Eastgate Mall

San Diego, California 92121

Tel: (858) 882-0600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

DAVID J, RICHTER, ESQ. GENERAL COUNSEL DIVX, INC. 4780 EASTGATE MALL SAN DIEGO, CALIFORNIA 92121 (858) 882-0600	STEVEN M. PRZESMICKI, ESQ. COOLEY GODWARD KRONISH LLP 4401 EASTGATE MALL SAN DIEGO, CALIFORNIA 92121 TEL: (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,259,880 shares (2)	$6.92 (3)	$22,558,369.60 (3)	$1,608.41
Common Stock, par value $0.001 per share	977,964 shares (4)	$6.92 (3)	$6,767,510.88 (3)	$482.52
Total	4,237,844 shares	N/A	$29,325,880.48	$2,090.93

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock (the “Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Includes 1,618,920 shares of Common Stock that were automatically added to the shares reserved for issuance under the DivX, Inc. 2006 Equity Incentive Plan (the “2006 EIP”) on January 1, 2009 and 1,640,960 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2006 EIP on January 1, 2010, each of the foregoing additions pursuant to an “evergreen” provision contained in the 2006 EIP. Pursuant to such provision, on January 1 of each year, from 2007 until 2016, the number of shares authorized for issuance under the 2006 Plan is automatically increased by a number equal to the lesser of: five percent of the aggregate number of shares of Common Stock outstanding on December 31 of the preceding year; 5,000,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on March 9, 2010, as reported on the Nasdaq Stock Market.
(4)	Includes 485,676 shares of Common Stock that were automatically added to the shares reserved for issuance under the DivX, Inc. 2006 Employee Stock Purchase Plan (the “2006 ESPP”) and 492,288 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2006 ESPP on January 1, 2010, each of the foregoing additions pursuant to an “evergreen” provision contained in the 2006 ESPP. Pursuant to such provision, on January 1 of each year, from 2007 until 2016, the number of shares authorized for issuance under the 2006 ESPP is automatically increased by a number equal to the lesser of: one and one-half percent of the aggregate number of shares of Common Stock outstanding on December 31 of the preceding year; 1,500,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENTS ON FORM S-8 NOS. 333-137521 AND 333-149764

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements on Form S-8 relating to the same benefit plans are effective. The Registrant previously registered shares of its Common Stock for issuance under the 2006 EIP and the 2006 ESPP under Registration Statements on Form S-8 filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-137521) and March 17, 2008 (File No. 333-149764). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the issuance of the Common Stock being offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward Kronish LLP, San Diego, California.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent required or permitted to be indemnified pursuant to our bylaws. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in certain actions or proceedings arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 8.	EXHIBITS.

Exhibit Number

4.1(1)	Form of Registrant’s Amended and Restated Certificate of Incorporation as currently in effect.

4.2(2)	Form of Amended and Restated Bylaws.

4.3(1)	Form of Common Stock Certificate of the Registrant.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	2006 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

99.2(1)	2006 Employee Stock Purchase Plan and Form of Offering Document thereunder.

99.3(3)	Form of Restricted Stock Unit Award Agreement under the Registrant’s 2006 Equity Incentive Plan.

99.4(4)	Form of Restricted Stock Bonus Agreement under the Registrant’s 2006 Equity Incentive Plan.

(1)	Filed as an exhibit to the Registrant’s registration statement on Form S-1 (File No. 333-133855) originally filed with the SEC on May 5, 2006, and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on March 1, 2010.
(3)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2008.
(4)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 12, 2010.

DIVX, INC.

By:	/s/ KEVIN HELL
Kevin Hell
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin Hell and Dan L. Halvorson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEVIN HELL Kevin Hell	Chief Executive Officer, Director (Principal Executive Officer)	March 12, 2010

/s/ DAN L. HALVORSON Dan L. Halvorson	Chief Financial Officer and Executive Vice President Operations (Principal Financial and Accounting Officer)	March 12, 2010

/s/ JAMES BRAILEAN James Brailean	Director	March 12, 2010

/s/ FRANK CREER Frank Creer	Director	March 12, 2010

/s/ FRED GERSON Fred Gerson	Director	March 12, 2010

/s/ CHRISTOPHER MCGURK Christopher McGurk	Director	March 12, 2010

/s/ JEROME VASHISHT-ROTA Jerome Vashisht-Rota	Director	March 12, 2010

EXHIBIT INDEX

Exhibit Number

4.1(1)	Form of Registrant’s Amended and Restated Certificate of Incorporation as currently in effect.

4.2(2)	Form of Amended and Restated Bylaws.

4.3(1)	Form of Common Stock Certificate of the Registrant.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	2006 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

99.2(1)	2006 Employee Stock Purchase Plan and Form of Offering Document thereunder.

99.3(3)	Form of Restricted Stock Unit Award Agreement under the Registrant’s 2006 Equity Incentive Plan.

99.4(4)	Form of Restricted Stock Bonus Agreement under the Registrant’s 2006 Equity Incentive Plan.

(1)	Filed as an exhibit to the Registrant’s registration statement on Form S-1 (File No. 333-133855) originally filed with the SEC on May 5, 2006, and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on March 1, 2010.
(3)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2008.
(4)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 17, 2008.